Exhibit 99.1

Press Release

For immediate release

Company contact: Jennifer Martin, Director of Investor Relations, (303) 312-8155

BILL BARRETT CORPORATION ANNOUNCES UPCOMING INVESTOR EVENTS

DENVER – June 1, 2010 – Bill Barrett Corporation (NYSE: BBG) today announced that management plans to participate in upcoming investor events. The Company will provide an updated presentation for these events to be posted on the Company’s website homepage, accessed at www.billbarrettcorp.com, under “Current Events.”

Chairman and Chief Executive Officer Fred Barrett plans to present at the Bank of America Merrill Lynch “Smid Cap” Conference on Wednesday, June 9, 2010 at 8:00 a.m. Eastern time. This presentation will be webcast, which may be accessed live and for replay on the Company’s website home page at www.billbarrettcorp.com, also under “Current Events”. We intend to post presentation slides at 5:00 p.m. Mountain time on Monday, June 7, 2010.

Chairman and Chief Executive Officer Fred Barrett plans to present at the Macquarie Small- & Mid-Cap Conference on Wednesday, June 16, 2010 at 10:45 a.m. Eastern time. This presentation will be webcast, which may be accessed live and for replay on the Company’s website home page at www.billbarrettcorp.com, also under “Current Events”. We intend to post presentation slides at 5:00 p.m. Mountain time on Tuesday, June 15, 2010.

About Bill Barrett Corporation

Bill Barrett Corporation, headquartered in Denver, Colorado, explores for and develops natural gas and oil in the Rocky Mountain region of the United States. Additional information about the Company may be found on its website www.billbarrettcorp.com.

Forward-Looking Statements and Cautionary Statements

This press release references materials that have been, or will be, used in investor presentations. Investor presentations contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect Bill Barrett Corporation’s current views with respect to future events, based on what it believes are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, exploration results, the ability to obtain necessary drilling or other permits, delays or prohibitions due to litigation or other disputes, governmental regulations, transportation, processing, market conditions, oil and gas price and differential volatility, the availability and cost of services and materials, the ability to obtain industry partners to jointly explore certain prospects, surface access, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of Bill Barrett Corporation risk management activities, and other factors discussed in the Company’s Form 10-K filed for the year ended December 31, 2009, and subsequent filings with the SEC and available at www.sec.gov.

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Bill Barrett Corporation — 1099 18th Street — Suite 2300 — Denver, CO 80202